Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ritchie Bros. Auctioneers Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares(2)	457(h)	12,355,000 (3)	$55.895 (4)	$690,582,725	$0.00011020	$76,102.21
Total Offering Amounts					$690,582,725		$76,102.21
Total Fee Offsets							—
Net Fee Due							$76,102.21

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any of the registrant’s additional common shares, which become issuable under the applicable plans by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(2)
Each common share includes an attached right arising under and subject to the terms set forth in the Amended and Restated Shareholder Rights Plan Agreement dated as of February 28, 2019, between Ritchie Bros. Auctioneers Incorporated and Computershare Investor Services, Inc., as Rights Agent (the “Rights Agreement”). Until the occurrence of certain events described in the Rights Agreement, the rights are not exercisable, are evidenced by the registrant’s common shares and transfer automatically with, and only with, the common shares.

(3)
Consists of 9,355,000 common shares issuable pursuant to the Ritchie Bros. Auctioneers Incorporated 2023 Share Incentive Plan and 3,000,000 common shares issuable pursuant to the Ritchie Bros. Auctioneers Incorporated 2023 Employee Stock Purchase Plan.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the registrant’s common shares as reported on the New York Stock Exchange on May 4, 2023.